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Exhibit 99.1
              [LOGO]
                                                                           NEWS
   Setting a new gold standard-R-                             IMMEDIATE RELEASE
                                                          CONTACT: LES VAN DYKE
                                                              (713) 653-7248 OR
                                                            LVANDYKE@BMGOLD.COM
                                                       WEB PAGE: WWW.BMGOLD.COM

                BATTLE MOUNTAIN GOLD ANNOUNCES BAYER RETIREMENT;
            ELERS TO SERVE AS CEO; KEYES APPOINTED PRESIDENT AND COO

         Houston, July 25, 1999 -- Battle Mountain Gold Company today announced that Ian D. Bayer, President and Chief Executive Officer (CEO), is retiring effective July 23, 1999, for health reasons, but that he will remain a member of the Company's Board of Directors. BMG Chairman, Karl E. Elers, who formerly served as Chairman and CEO of Battle Mountain from April 1990 until February 1997, will assume Mr. Bayer's duties as CEO, in addition to his own. Mr. Elers will be working with a committee of the Board to review both internal and external candidates in order to select a new CEO.
         In addition, the Board has appointed John A. Keyes as President and Chief Operating Officer (COO) of Battle Mountain Gold. Mr. Keyes most recently served as Senior Vice President, Operations, following the merger of Battle Mountain and Hemlo Gold Mines Inc. Prior to that, he served as Vice President of Operations at Hemlo Gold and was responsible for the activities of all of Hemlo Gold's operating and developing mines. Mr. Keyes joined the Noranda group in 1972 and subsequently worked at a number of open pit and underground operations across Canada.
         Mr. Elers praised Mr. Bayer's years of dedicated service to the industry and to Battle Mountain, noting that he had been instrumental in strengthening the Company's reserve base, while reducing costs, during a very difficult period in the gold industry. He added that he is particularly pleased that Mr. Bayer will remain active as a member of the Company's Board.
         Mr. Bayer, 60, became President and CEO of BMG in February 1997. Prior to that, he served as President and Co-CEO from July 1996, following the merger of Battle Mountain and Hemlo Gold. He also served on the executive committee.
         Prior to joining Battle Mountain, Mr. Bayer had served as President and CEO and as a Director of Hemlo Gold Mines Inc. since July 1991. He joined Kerr Addison Mines Limited in August 1967 as an accountant and in May 1982 became President and CEO of that company. In August 1986, Mr. Bayer was also appointed President and CEO of Minnova, Inc.
         Mr. Elers also announced that Mr. James W. McCutcheon, Q.C., is retiring as a member of the Company's Board, and that he will be succeeded on the Board by Mr. Terry A. Lyons. Mr. McCutcheon is a Counsel in the Toronto law firm of McCarthy Tetrault. He has been a director of Battle Mountain Gold since its merger with Hemlo Gold in 1996, most recently serving as Chairman of BMG's Audit Committee and on its Corporate Governance and Nominating Committee. Mr. Lyons is President and

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Managing Partner of B.C. Pacific Capital Corporation. Mr.
Elers expressed the Board's appreciation for Mr. McCutcheon's many years of dedicated service.

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